Exhibit 99.1

For Information: Sean M. Stack	For Immediate Release
Telephone: (216) 910-3504	August 11, 2008

Aleris Reports Second Quarter Results

BEACHWOOD, Ohio –August 11, 2008 – Aleris International, Inc. today reported results for the quarter ended June 30, 2008.

Second Quarter Highlights

•

EBITDA from continuing operations, excluding special items, improved by 8% to $104.5 million in the second quarter of 2008 from $96.9 million in the second quarter of 2007 despite continued softening in the underlying global economy

•	Continued the execution of cost initiatives targeting plant and overhead optimization to drive operating cost reductions, improve productivity and respond to North American volume declines

•	Productivity savings and acquisition synergies totaled $29 million in the quarter which more than offset continued increased commodity cost and general inflation

•	Beginning to realize the benefits from our strategic capacity expansions in Europe through margin and mix improvements

•	Initiated price increases in response to the increased cost inflation hitting our business

•	Strengthened management team with the addition of Galdino Claro as CEO of Americas region

•	Pro forma adjusted EBITDA from continuing operations, including synergies, was $393 million for the twelve months ended June 30, 2008 and our liquidity was $442 million

Aleris International, Inc.

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
(Dollars and pounds in millions) (1)	(unaudited)		(unaudited)
Pounds shipped:
Global rolled and extruded products	523.3	527.3	1,040.3	1,083.5
Global recycling	878.2	784.1	1,762.6	1,541.8

Revenue	$1,714.2	$1,468.1	$3,274.7	$2,924.6

(Loss) income from continuing operations	(0.9)	22.7	(0.3)	(21.7)

Net (loss) income	(0.9)	34.9	3.4	(18.2)

EBITDA from continuing operations, excluding special items (2)	104.5	96.9	183.9	203.4

Cash flow (used) provided by operating activities from continuing operations	(12.1)	91.1	(187.9)	90.5

Free cash flow from continuing operations (2)	68.4	101.0	(144.8)	153.5

(1)	The Company completed the sale of its Zinc business on January 11, 2008 for $295 million, subject to a final working capital adjustment. The Zinc business has been reported as a discontinued operation in this press release and in our unaudited quarterly financial statements. All discussion and data will exclude the Zinc business unless otherwise noted.
(2)	This press release refers to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts.

“EBITDA from continuing operations,” as used in this press release, is defined as income (loss) from continuing operations before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA from continuing operations, excluding special items,” as used in this press release, is defined as EBITDA from continuing operations, excluding restructuring and other charges, unrealized gains and losses on derivative financial instruments, the impact of the write-up of inventory and other items through purchase accounting, non-cash stock-based compensation expense, sponsor management fees and expenses, and the gain on the early extinguishment of debt. “Free cash flow from continuing operations,” as used in this press release, is defined as EBITDA from continuing operations, excluding special items, less or plus changes in accounts receivable, inventory and accounts payable (excluding working capital acquired in business combinations) and less capital expenditures. In determining changes in inventory, the change in the reported balance sheet amounts due to the impact of the write-up of inventory through purchase accounting has been excluded. Management uses EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations as performance metrics and believes these measures provide additional information commonly used by our noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditure and working capital needs. Management believes EBITDA from continuing operations, excluding special items, is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items.

Second Quarter Operating Results

Aleris reported second quarter 2008 revenues of $1.7 billion and a loss from continuing operations of $0.9 million. The loss from continuing operations includes $21.8 million of unrealized gains on derivative financial instruments, $4.2 million in restructuring and other charges, $5.9 million of purchase accounting items, $2.2 million of sponsor management fees and expenses, and $0.8 million of charges for non-cash stock-based compensation. EBITDA from continuing operations, excluding special items, was $104.5 million in the second quarter of 2008.

For the second quarter of 2007, Aleris reported revenues of $1.5 billion and income from continuing operations of $22.7 million. Income from continuing operations included $19.5 million of purchase accounting items, $1.6 million in restructuring and other charges, $2.3 million of sponsor management fees and expenses, $1.1 million of non-cash stock-based compensation and $38.3 million of unrealized gains on derivative financial instruments. EBITDA from continuing operations, excluding special items, was $96.9 million in the second quarter of 2007.

EBITDA from continuing operations, excluding special items, improved 8% to $104.5 million in the second quarter of 2008 from $96.9 million in the second quarter of 2007. The improvement is due to strong productivity gains within each global segment, which more than offset higher commodity inflation, higher material margins, which benefited from wider spreads (the difference between selling price and molten metal cost) in the North American Specification Alloys business along with the impact of the strategic capacity expansions in Europe and the impact of the stronger euro. These improvements were partially offset by lower year-over-year volumes resulting from declining demand in the North American building and construction and automotive industries as well as within certain European industries.

Sequentially, EBITDA from continuing operations, excluding special items, improved by $25.1 million from $79.4 million in the first quarter of 2008 to $104.5 million in second quarter of 2008. This improvement was driven by stronger performance in our European operations, wider spreads in the North American Specification Alloys business and seasonality.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “We are certainly pleased to show improved results in the second quarter versus last year, despite the recessionary conditions prevalent in North America as well as pockets of softness in certain European end use industries that lead to lower volumes in both of our global business segments. We believe our productivity programs coupled with aggressive proactive commercial initiatives to offset commodity cost inflation will result in significantly lower unit costs and higher profitability when demand strengthens.”

Global Rolled and Extruded Products

Global Rolled and Extruded Products recorded segment income of $40.7 million in the second quarter of 2008 and $32.0 million in the second quarter of 2007. Excluding the impact of purchase accounting adjustments, segment EBITDA totaled $89.7 million in the second quarter of 2008 versus $86.0 million in the second quarter of 2007, a 4% improvement. The improvement in performance was driven by strong productivity gains, the benefits from foreign currency and higher material margins. Higher material margins were the result of better pricing and margins in Europe and lower negative variance from metal lag, which more than offset tighter scrap spreads related to production mix in North America. These improvements were partially offset by lower volumes resulting from weak

North American building and construction demand and softness from certain European end use industries.

Global Recycling

Segment income was $31.6 million in the second quarter of 2008 compared to $24.8 million in the second quarter of 2007. Segment EBITDA, excluding purchase accounting adjustments, was $44.0 million in the second quarter of 2008 compared to $31.3 million in the second quarter of 2007, a 41% increase. The improvement is attributable to the acquired operations of Wabash Alloys, wider scrap spreads in Specification Alloys, higher prices in Recycling and benefits from plant closings and productivity which more than offset reduced demand from the automotive related Specification Alloy business and the Recycling customer base.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense and certain functions that are performed for the business units, other income and expense, certain realized gains and losses on derivative financial instruments resulting from the centralization of our risk management functions and interest expense. In addition, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market accounting for derivative financial instruments.

General and administrative expenses increased $9.0 million in the second quarter of 2008 to $32.4 million from $23.4 million in the second quarter of 2007 primarily due to higher professional fees related to a global procurement savings initiative, severance related items and the translation effect of the stronger euro.

During the second quarter, the Company recorded $4.2 million of restructuring and other charges associated with the permanent closure of certain production facilities. The expense consists primarily of severance costs as well as non-cash asset impairment charges.

The Company recorded unrealized gains of $21.8 million on derivative financial instruments as a result of the strengthening of the euro against the U.S. dollar as well as the increasing LME price of aluminum. These unrealized gains are not allocated to the business units until the derivative financial instruments are settled and cash is received. As market positions change daily, these unrealized gains may not represent the actual realized cash gains the Company will receive upon settlement. However, as the fair value of the derivative instruments changes so will the price the Company will pay for the underlying hedged item.

Free cash flow in the second quarter of 2008 was $68.4 million versus $101.0 million in the prior year quarter. Free cash flow was negatively impacted by the effect of the higher LME on working capital which more than offset working capital productivity, and lower capital expenditures of $38.8 million in the second quarter of 2008 versus $44.5 million spent in the second quarter of 2007. Working capital productivity continued to improve with last twelve months working capital as a percentage of sales of 16.2% at June 30, 2008 decreasing from 16.5% at March 31, 2008.

We ended the quarter with $2.7 billion of net debt and $442 million of liquidity. Pro forma adjusted EBITDA from continuing operations, including the 2007 acquisitions of Wabash Alloys and EKCO Products, was $393 million for the twelve months ended June 30, 2008.

First Half Operating Results

Aleris reported revenues of $3.3 billion and a loss from continuing operations of $0.3 million for the six month period ended June 30, 2008. The loss from continuing operations includes $77.4 million of unrealized gains on derivative financial instruments, $13.7 million in restructuring and other charges, $12.1 million of purchase accounting items, $4.5 million of sponsor management fees and expenses, and $1.8 million of charges for non-cash stock-based compensation. EBITDA from continuing operations, excluding special items, was $183.9 million for the six month period ended June 30, 2008.

For the six month period ended June 30, 2007, Aleris reported revenues of $2.9 billion and a loss from continuing operations of $21.7 million. The loss from continuing operations includes $75.2 million from purchase accounting, $8.8 million in restructuring and other charges, $4.6 million of sponsor management fees and expenses, $1.8 million of non-cash stock-based compensation and $40.3 million of unrealized gains on derivative financial instruments. EBITDA from continuing operations, excluding special items, was $203.4 million for the six month period ended June 30, 2007.

EBITDA from continuing operations, excluding special items, in the six months ended June 30, 2008 was $183.9 million versus $203.4 million for the six months ended June 30, 2007. The decline is due to lower year-over-year volumes resulting from declining demand in the North American building and construction and automotive industries and softness within certain European end use industries and the continued impact of commodity cost inflation on our non-aluminum input costs. The 2008 results benefited from strong productivity gains which offset inflationary pressures, wider spreads in our North American Specification Alloys and better pricing and mix in Europe along with the impact of the stronger euro.

Commenting on six month results, Mr. Demetriou stated, “While we have been operating in this challenging demand and inflationary environment, we have been strengthening our organization and continuing to drive initiatives across Aleris to optimize our cost base and capture valuable earnings growth opportunities.”

Conference Call and Webcast Information

Aleris will hold a conference call August 11, 2008 at 10:00 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Sean M. Stack, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-831-6162 or 617-213-8852 and referencing passcode 77923148 at least 10 minutes prior to the presentation, which will begin promptly at 10 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted on the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode 59260028 beginning at 11:00 p.m. Eastern time, August 11, 2008 until 11:59 p.m. Eastern time, August 18, 2008.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 45 production facilities in North America, Europe, South America and Asia, and has approximately 8,400 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings; future improvements in margins, processing volumes and pricing; overall 2008 operating performance; anticipated effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; the anticipated economic environment in 2008; future benefits from acquisitions and new products; and anticipated synergies resulting from the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2007, particularly the section entitled “Risk Factors” contained therein.

Contacts:	Sean M. Stack
Aleris International, Inc.
Phone # 216-910-3504

Aleris International, Inc.

Consolidated Statement of Operations

(unaudited)

(in millions)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Revenues	$1,714.2	$1,468.1	$3,274.7	$2,924.6
Cost of sales	1,597.0	1,357.9	3,054.1	2,744.2

Gross profit	117.2	110.2	220.6	180.4
Selling, general and administrative expense	79.2	62.5	155.8	128.3
Restructuring and other charges	4.2	1.6	13.7	8.8
Gains on derivative financial instruments	(21.1)	(22.5)	(60.4)	(29.2)

Operating income	54.9	68.6	111.5	72.5
Interest expense	56.2	49.8	113.8	100.3
Interest income	(0.6)	(0.5)	(1.4)	(1.2)
Other (income) expense, net	(1.2)	(0.5)	(4.2)	0.4

Income (loss) from continuing operations before provision for income taxes and minority interests	0.5	19.8	3.3	(27.0)
Provision for (benefit from) income taxes	1.1	(3.1)	3.1	(5.7)

(Loss) income from continuing operations before minority interests	(0.6)	22.9	0.2	(21.3)
Minority interests, net of provision for income taxes	0.3	0.2	0.5	0.4

(Loss) income from continuing operations	(0.9)	22.7	(0.3)	(21.7)
Income from discontinued operations, net of tax	—	12.2	3.7	3.5

Net (loss) income	$(0.9)	$34.9	$3.4	$(18.2)

Aleris International, Inc.

Operating and Segment Information

(unaudited)

(in millions)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Supplemental information:
Depreciation and amortization	$57.1	$41.6	$114.1	$81.2
Capital expenditures	38.8	44.5	82.9	87.3

Segment reporting:
Shipments (pounds)
Global rolled and extruded products	523.3	527.3	1,040.3	1,083.5
Global recycling	878.2	784.1	1,762.6	1,541.8

	1,401.5	1,311.4	2,802.9	2,625.3

Revenues:
Global rolled and extruded products	$1,099.7	$1,089.9	$2,101.1	$2,153.5
Global recycling	643.9	417.9	1,230.5	842.0
Intersegment eliminations	(29.4)	(39.7)	(56.9)	(70.9)

	$1,714.2	$1,468.1	$3,274.7	$2,924.6

Segment income:
Global rolled and extruded products	$40.7	$32.0	$54.9	$49.9
Global recycling	31.6	24.8	50.8	40.9

	72.3	56.8	105.7	90.8

Corporate general and administrative expense	(32.4)	(23.4)	(59.5)	(48.9)
Restructuring and other charges	(4.2)	(1.6)	(13.7)	(8.8)
Unallocated gains from derivative financial instruments	20.9	37.1	77.5	39.2
Interest expense	(56.2)	(49.8)	(113.8)	(100.3)
Interest and other income, net	0.1	0.7	7.1	1.0

Income (loss) from continuing operations before income taxes and minority interests	$0.5	$19.8	$3.3	$(27.0)

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$112.7	$109.9
Accounts receivable, net	849.9	668.0
Inventories	994.4	839.7
Deferred income taxes	36.1	41.6
Derivative financial instruments	67.4	30.6
Prepaid expenses and other current assets	61.3	40.6
Assets of discontinued operations—current	—	254.1

Total Current Assets	2,121.8	1,984.5
Property, plant and equipment, net	1,492.2	1,423.5
Goodwill	1,259.7	1,219.1
Intangible assets, net	320.6	329.9
Derivative financial instruments	85.4	56.4
Deferred income taxes	10.8	10.8
Other assets	90.7	96.3

TOTAL ASSETS	$5,381.2	$5,120.5

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$781.5	$687.4
Accrued liabilities	281.2	226.0
Deferred income taxes	25.2	25.2
Current maturities of long-term debt	22.0	20.6
Liabilities of discontinued operations—current	—	67.5

Total Current Liabilities	1,109.9	1,026.7
Long-term debt	2,817.7	2,743.7
Deferred income taxes	177.3	177.3
Accrued pension benefits	154.3	155.8
Accrued postretirement benefits	54.7	52.5
Other long-term liabilities	113.6	113.8
Stockholder’s Equity	953.7	850.7

TOTAL LIABILITIES AND EQUITY	$5,381.2	$5,120.5

Aleris International, Inc.

Reconciliation of (Loss) Income from Continuing Operations to

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and

EBITDA, Excluding Special Items (1)

(unaudited)

(in millions)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
(Loss) income from continuing operations	$(0.9)	$22.7	$(0.3)	$(21.7)
Interest expense, net	55.6	49.3	112.4	99.1
Provision for (benefit from) income taxes	1.1	(3.1)	3.1	(5.7)
Minority interests	0.3	0.2	0.5	0.4
Depreciation and amortization	57.1	41.6	114.1	81.2

EBITDA from continuing operations	113.2	110.7	229.8	153.3
Unrealized gains on derivative financial instruments	(21.8)	(38.3)	(77.4)	(40.3)
Restructuring and other charges	4.2	1.6	13.7	8.8
Impact of recording acquired assets at fair value	5.9	19.5	12.1	75.2
Sponsor management fee and expenses	2.2	2.3	4.5	4.6
Stock-based compensation expense	0.8	1.1	1.8	1.8
Gain on early extinguishment of debt	—	—	(0.6)	—

EBITDA from continuing operations, excluding special items	$104.5	$96.9	$183.9	$203.4

(1)	See note 1 on page 2.

Aleris International, Inc.

Reconciliation of Free Cash Flow to Cash Flow from Operating Activities of Continuing Operations

(unaudited)

(in millions)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Free cash flow	$68.4	$101.0	$(144.8)	$153.5
Net working capital (decrease) increase	(2.7)	(48.6)	245.8	(37.4)
Capital expenditures	38.8	44.5	82.9	87.3

EBITDA from continuing operations, excluding special items	104.5	96.9	183.9	203.4
Unrealized gains on derivative financial instruments	21.8	38.3	77.4	40.3
Gain on early extinguishment of debt	—	—	0.6	—
Restructuring and other charges	(4.2)	(1.6)	(13.7)	(8.8)
Impact of recording acquired assets at fair value	(5.9)	(19.5)	(12.1)	(75.2)
Sponsor management fee and expenses	(2.2)	(2.3)	(4.5)	(4.6)
Stock-based compensation expense	(0.8)	(1.1)	(1.8)	(1.8)

EBITDA from continuing operations	113.2	110.7	229.8	153.3
Interest expense, net	(55.6)	(49.3)	(112.4)	(99.1)
(Provision for) benefit from income taxes	(1.1)	3.1	(3.1)	5.7
Depreciation and amortization	(57.1)	(41.6)	(114.1)	(81.2)
Minority interest, net of provision for income taxes	(0.3)	(0.2)	(0.5)	(0.4)

(Loss) income from continuing operations	(0.9)	22.7	(0.3)	(21.7)
Depreciation and amortization	57.1	41.6	114.1	81.2
Provision for (benefit from) deferred income taxes	2.4	(5.1)	5.5	(5.8)
Restructuring and other charges:
Charges	4.2	1.6	13.7	8.8
Payments	(12.1)	(3.0)	(16.3)	(9.1)
Stock-based compensation expense	0.8	1.1	1.8	1.8
Unrealized gains on derivative financial instruments	(21.8)	(38.3)	(77.4)	(40.3)

Non-cash charges related to step-up in carrying value of inventory	—	1.5	0.3	44.6
Other non-cash charges	4.7	2.8	7.5	5.8
Net change in operating assets and liabilities	(46.5)	66.2	(236.8)	25.2

Cash (provided) used by operating activities from continuing operations	$(12.1)	$91.1	$(187.9)	$90.5

Reconciliation of Segment Income to Segment Income, Excluding Special Items and

Segment EBITDA, Excluding Special Items

(unaudited)

(in millions)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Global Rolled and Extruded Products
Segment income	$40.7	$32.0	$54.9	$49.9
Purchase accounting adjustments	6.7	19.8	13.5	72.0

Segment income, excluding special items	47.4	51.8	68.4	121.9
Depreciation and amortization	42.3	34.2	85.4	66.5

Segment EBITDA, excluding special items	$89.7	$86.0	$153.8	$188.4

Global Recycling
Segment income	$31.6	$24.8	$50.8	$40.9
Purchase accounting adjustments	(0.8)	(0.3)	(1.4)	3.2

Segment income, excluding special items	30.8	24.5	49.4	44.1
Depreciation and amortization	13.2	6.8	26.0	13.3

Segment EBITDA, excluding special items	$44.0	$31.3	$75.4	$57.4

Reconciliation of Pro Forma Loss from Continuing Operations to

Pro Forma EBITDA from Continuing Operations and

Pro Forma Adjusted EBITDA from Continuing Operations (1)(2)

(in millions)

For the twelve months ended June 30, 2008
Pro forma loss from continuing operations (3)	$(62.9)
Interest expense, net	224.6
Income taxes	(81.6)
Minority interests	0.2
Depreciation and amortization	222.3

Pro forma EBITDA from continuing operations	302.6
Unrealized losses on derivative financial instruments	(41.1)
Restructuring and other charges	37.7
Impact of recording acquired assets at fair value	40.9
Sponsor management fee and expenses	9.3
Stock-based compensation expense	3.9
Gain on early extinguishment of debt	(0.6)
Estimated synergies - Corus Aluminum	7.0
Estimated synergies - Wabash Alloys	15.0
Estimated synergies - EKCO Products	1.0
Estimated synergies - AE/HT	3.0
Cost savings - plant closures	14.0

Pro forma adjusted EBITDA from continuing operations	$392.7

1.	See note 1 on page 2.
2.	Represents unaudited pro forma financial information for the twelve months ended June 30, 2008 and presents the Company’s combined results of operations as if the acquisitions of Wabash Alloys and EKCO Products had occurred on April 1, 2007. Pro forma adjusted EBITDA from continuing operations includes the expected synergy savings from the Corus Aluminum, Wabash Alloys, EKCO Products, AE Products and HT Aluminum acquisitions as well as the expected cost savings from plant closures as permitted by the Company’s Term Loan Agreement. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the acquisitions of Wabash Alloys and EKCO Products been made at the beginning of the period presented or the future results of combined operations.
3.	Pro forma loss from continuing operations of $62.9 million consists of Aleris’s historical loss from continuing operations of $71.5 million, Wabash Alloys’ historical net loss of $0.9 million and pro forma adjustments of $9.5 million. The net income of Wabash Alloys is an estimate and is based on estimated financial information provided by the management of that entity.